UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

SEACHANGE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38828	04-3197974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road,

Waltham, MA 02451

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code (978) 897-0100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	SEAC	The Nasdaq Global Select Market
Series A Participating Preferred Stock Purchase Rights	SEAC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Agreement

On March 30, 2021, SeaChange International, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis”) as representative of the underwriters identified therein (collectively, the “Underwriters”), relating to the offering, issuance and sale of up to 10,323,484 shares of the Company’s common stock, $0.01 par value per share, at a public offering price of $1.85 per share. The Company also granted the Underwriters a 45-day option to purchase up to an additional 1,548,522 shares at a purchase price of $1.85 per share, minus underwriting discounts and commissions.

The offering is expected to close on or about April 1, 2021, subject to the satisfaction of customary closing conditions. The common stock is listed on the Nasdaq Global Select Market. The net proceeds to the Company for the offering is expected to result in approximately $17.6 million (excluding the over-allotment option), after deducting the underwriting discounts and commissions and estimated offering expenses.

The offering of the securities described above is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-252777) filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2021, which was declared effective on March 16, 2021, and the base prospectus included therein, as supplemented by the preliminary prospectus filed with the SEC on March 30, 2021, the final prospectus supplement filed with the SEC on March 31, 2021 and the additional prospectus supplement filed with the SEC on March 31, 2021.

Aegis is acting as sole book-running manager for the offering. The underwriting discounts and commissions will be 6.5% of the gross proceeds of the offering, or $0.12025 per share of common stock. We have also agreed to reimburse Aegis for certain of its expenses, in an amount of up to $75,000, including for road show, diligence, and reasonable legal fees.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the offering, without first obtaining the written consent of Aegis. The Underwriting Agreement also contains a prohibition on variable rate transactions for a period of 120 days after the closing of the offering.

A copy of the form of Underwriting Agreement is filed as Exhibit 1.1. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sichenzia Ross Ference LLP relating to the legality of the issuance and sale of the common stock in the offering are attached as Exhibit 5.1.

Item 8.01	Other Events.

On March 29, 2021, the Company issued a press release announcing the offering and on March 30, 2021 the Company issued a press release announcing the pricing of the offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 30, 2021, by and between the Company and Aegis Capital Corp.

5.1	Opinion of Sichenzia Ross Ference LLP

23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

99.1	Press Release dated March 29, 2021

99.2	Press Release dated March 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

Date: March 31, 2021	By:	/s/ Michael D. Prinn
	Name:	Michael D. Prinn
	Title:	Senior Financial Officer, Chief Financial Officer and Treasurer